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                                                                  Exhibit 10(24)

                      CANARGO ENERGY CORPORATION LETTERHEAD

18th August 2000

Mr Roger Brittain
Willow Farm House
Southolt
Eye
Suffolk IP23 7QJ


Dear Roger,

I am writing to confirm the terms upon which you would agreed to be appointed non-executive Chairman of CanArgo Energy Corporation ("the Company").

The terms are as follows:-

     DURATION


          Your appointment shall subsist for an initial period of twelve months from the effective date of this Agreement, this being 1st September 2000. Following the expiry of the first anniversary of the effective date of this Agreement, this Agreement shall continue in full force and effect for successive periods of one year, up to a maximum of three years in total, terminable upon the expiry of six months' written notice given by either party to the other party, or in the event that you were to receive insufficient votes from shareholders at a General Meeting where you were standing for election or re-election. The Company reserves the right to make payment to you in lieu of notice.


          At the end of your appointment, subject to the decision of the Board, you may be re-appointed as non-executive Chairman of the Company on such terms as may be agreed.


     REMUNERATION

          Your remuneration will be at the rate of (pound)35,000 per financial year which will be subject to annual review by the Company. Remuneration is paid quarterly in arrears following each board meeting. For the avoidance of doubt, the Company shall not be liable for payment of income tax or national insurance contributions on your said remuneration, payment of which shall be your sole responsibility.


          Your remuneration will be inclusive of all fees and other sums to which you may be entitled in respect of your services non-executive Chairman of the Company. We would also like you to be a member of the Audit Committee, for which you will receive in addition the sum of (pound)1,000 for each of the four planned meetings per year. Additionally, if you are requested by the Chief Executive Officer
          (CEO) to perform services which are outside the ordinary scope of your duties as non-executive Chairman you will be remunerated at the rate of (pound)1,000 per day, with the number of days being agreed in advance with the CEO.



                       CANARGO ENERGY CORPORATION - PAGE 1
             Registered Office: 32 Loockerman Square, Suite L - 100,
               City of Dover, County of Kent, Delaware 19904, USA


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          Subject to availability, upon your appointment, or as soon as possible thereafter you shall be issued with 250,000 options on the ordinary shares in the Company, these options being exerciseable at the share price on the day of issue of the options, with these options vesting over a three year term.


     EXPENSES

          The Company will reimburse all reasonable expenses incurred by you wholly and exclusively in the performance of your duties as non-executive Chairman of the Company against production of such vouchers as the Company considers appropriate.

     RESPONSIBILITIES

          During your appointment you will be expected to bring independent judgement to bear on issues of strategy, performance, resources, key appointments and standards of conduct.

          You will be expected to ensure that you are free of conflicts between your duties to the Company and your private interests and other duties you may have unless you can demonstrate to the satisfaction of the Board that arrangements are in place to avoid detriment to the Company's interest.

          The Board recognises the assistance of guidelines setting out Best Practice in respect of Corporate Governance and the Directors will apply such guidelines to the management of the Company as they believe appropriate to a company of its size and nature. Audit and Remuneration Committees have been established to operate each comprising non-executive directors.

          Board Meetings are held quarterly, or at such other times as may be required, and you will be expected to attend a minimum of four meetings per year and the Annual General Meeting of the Company.

          In addition to the normal responsibilities which you will undertake as non-executive Chairman of the Company and member of the Audit Committee, you may also be required to serve on the Remuneration Committee.

     SHARE DEALINGS

          You undertake at all times to comply with the rules adopted by the Company from time to time in relation to dealings by directors in the shares of the Company. A copy of the rules presently in force is enclosed for your information.

     CONFIDENTIALITY OF INFORMATION

          You shall at all times during and after the termination of your appointment keep entirely confidential, and not use for your own or any other person's advantage, any information relating to the business or affairs of the Company or any of its subsidiaries acquired by you during your appointment.



                       CANARGO ENERGY CORPORATION - PAGE 2
             Registered Office: 32 Loockerman Square, Suite L - 100,
               City of Dover, County of Kent, Delaware 19904, USA



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Please signify your acceptance of the terms of this letter by signing and returning the enclosed duplicate.

Yours sincerely




/s/ Dr David Robson
----------------------------------
Dr David Robson
Chairman & Chief Executive Officer



I accept the foregoing terms and conditions of appointment and agree to be bound thereby.



/s/ Roger Brittain                       August 24, 2000
------------------------------------     --------------------------------------
Roger Brittain                           Date





                       CANARGO ENERGY CORPORATION - PAGE 3
             Registered Office: 32 Loockerman Square, Suite L - 100,
               City of Dover, County of Kent, Delaware 19904, USA